PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 20, 2016

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SECURITIES EXCHANGE ACT OF 1934

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Omega Protein Corporation
(Name of Registrant as Specified in its Charter)
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
WYNNEFIELD CAPITAL, INC. PROFIT SHARING & MONEY PURCHASE PLAN
NELSON OBUS
JOSHUA H. LANDES
Michael N. Christodolou

David H. Clarke

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED MAY 20, 2016

ANNUAL MEETING OF STOCKHOLDERS OF
OMEGA PROTEIN CORPORATION

PROXY STATEMENT OF THE
WYNNEFIELD GROUP

To Our Fellow Stockholders:

The Wynnefield Group (the “Wynnefield Group,” “we,” “our” or “us”), a significant stockholder of Omega Protein Corporation (the “Company” or “Omega Protein”), with a beneficial [●]% ownership interest as of the Record Date, believes that urgent change is needed on the Company’s Board of Directors (the “Board”) to address several issues confronting the Company. This includes what the Wynnefield Group believes is the misallocation of approximately $168 million of capital previously invested by the Company towards a less profitable, lower margin human nutrition segment. The Wynnefield Group believes this is draining significant resources from the Company’s more profitable animal nutrition segment that we consider to be the very foundation of the Company’s previous long-term success and the only business segment driving Omega Protein’s growth and profitability. In our view, the incumbent Board does not have the risk management, financial, operational, investment, public company board and senior management experience required to (i) take the steps necessary to enhance stockholder value and improve corporate governance practices at Omega Protein; and (ii) provide operational guidance and oversight to the Chief Executive Officer, who the Wynnefield Group believes is primarily a merger & acquisition executive and the architect of what we believe to be the Company’s failed human nutrition acquisition strategy. We are therefore soliciting your proxy for the 2016 Annual Meeting in support of the following proposal:

To elect Michael N. Christodolou and David H. Clarke (each a “Nominee” and collectively, the “Nominees”) to serve as Class III directors of the Company until the 2019 annual meeting of stockholders of the Company and until their respective successors have been duly elected and qualified.

THE NOMINEES ARE INDEPENDENT AND NOT REPRESENTATIVES OF THE WYNNEFIELD GROUP. IF ELECTED, WE EXPECT THAT THE NOMINEES WILL ACT IN THE BEST INTERESTS OF ALL OF THE OTHER STOCKHOLDERS OF THE COMPANY. The Nominees have not and will not receive any compensation from the Wynnefield Group for their services as directors of the Company, if elected.

This proxy statement and the enclosed GOLD proxy card are being furnished to stockholders of Omega Protein in connection with the solicitation of proxies by the Wynnefield Group to be used at the 2016 annual meeting of stockholders of the Company, including any adjournments or postponements thereof and any meeting held in lieu thereof (the “2016 Annual Meeting”). The 2016 Annual Meeting is scheduled to be held on ●, ●, 2016 at ● local time at ●. This proxy statement is dated ●, 2016 and this proxy statement and the GOLD proxy card are first being furnished to the Company’s stockholders on or about ●, 2016. DO NOT VOTE THE COMPANY’S WHITE PROXY CARD.

The Company’s proxy statement has also identified Mr. Clarke as one of the Company’s nominees for election to the Board at the 2016 Annual Meeting. In addition to voting for Messrs. Christodolou and Clarke, the Wynnefield Group intends to vote shares of Common Stock FOR the candidates who have been nominated by the Company to serve as directors, other than Mr. Gary J. Ermers who has also been nominated by the Company to serve as a director. The Wynnefield Group is NOT seeking authority to vote and WILL NOT exercise any such authority to vote for Mr. Ermers because the Wynnefield Group believes that Mr. Christodolou is a more qualified director candidate. You can still vote the GOLD proxy card even if you support the Company’s slate of nominees with the exception of Mr. Ermers because the Wynnefield Group intends to cast its ballot in favor of all of the Company’s nominees with the exception of Mr. Ermers. There is no assurance that any of the Company’s nominees, other than Mr. Clarke, will serve as directors if Mr. Christodolou is elected to the Board.

The Wynnefield Group believes that the election of our two highly-qualified, independent director Nominees at the 2016 Annual Meeting would bring significant and relevant direct industry-specific experience and public company experience to the Board along with independent and constructive insight and perspective on how to address the significant issues facing the Company. The Wynnefield Group is gratified that the Company has recognized the quality, experience and expertise of Mr. Clarke by taking, in our view, the unusual step of simultaneously nominating a dissident stockholder’s candidate for election to the Board while still contesting our other Nominee. However, to send the Company a message that you support change on the Board, please vote for Mr. Clarke using the Wynnefield Groups’s GOLD proxy card so that you can also vote for Mr. Christodolou. DO NOT VOTE THE COMPANY’S WHITE PROXY CARD or you will also be supporting Mr. Ermers who the Wynnefield Group believes is a less qualified candidate than Mr. Christodolou. We are confident that the Company’s stockholders will see the substantial experience and expertise that Mr. Christodolou will bring to the Company particularly when contrasted with the minimal public company board experience possessed by Mr. Ermers.

The names, background and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company’s proxy statement.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: Our proxy materials are available on the following website: ●.

Stockholders who own shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) at the close of business on ●, 2016, the record date for the 2016 Annual Meeting (the “Record Date”), as determined by the Company’s Board, and as set forth in the Company’s proxy statement for the 2016 Annual Meeting, will be entitled to vote at the 2016 Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock the stockholder owned as of the Record Date.

THIS SOLICITATION IS BEING MADE BY THE WYNNEFIELD GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY OR MANAGEMENT OF THE COMPANY.  THE WYNNEFIELD GROUP IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE 2016 ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT.  SHOULD OTHER MATTERS, WHICH THE WYNNEFIELD GROUP IS NOT AWARE OF WITHIN A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

According to the Company’s proxy statement for the 2016 Annual Meeting, as of the Record Date, there were ● shares of Common Stock outstanding and entitled to vote at the 2016 Annual Meeting.

The Wynnefield Group and the Nominees are “participants” in this solicitation, as that term is used pursuant to federal securities laws, and they have no substantial interest in the Company other than the Wynnefield Group’s ownership of shares of the Company’s Common Stock or, with respect to Messrs. Christodolou and Clarke, as Nominees for election as directors. Additional information concerning the Wynnefield Group including, but not limited to, beneficial ownership of and transactions in the Common Stock, is set forth in Appendices A and B hereto.

OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS. WE BELIEVE THAT ALL STOCKHOLDERS MAY BENEFIT FROM THE ADDITION OF STOCKHOLDER-NOMINATED DIRECTORS HAVING EXTENSIVE INDUSTRY-SPECIFIC OPERATIONAL EXPERTISE, AS WELL AS CAPITAL ALLOCATION, PUBLIC COMPANY BOARD AND SENIOR EXECUTIVE MANAGEMENT EXPERIENCE. ACCORDINGLY, THE WYNNEFIELD GROUP URGES YOU TO VOTE YOUR GOLD PROXY CARD FOR OUR NOMINEES. DO NOT VOTE THE COMPANY’S WHITE PROXY CARD.

For detailed information about each Nominee’s background and experiences, please see the section entitled “Proposal 1: Election of the Wynnefield Group’s Nominees” on page 20 of this proxy statement.

IMPORTANT

Your vote is important, no matter how many shares of Common Stock you own.  The Wynnefield Group urges you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of the Nominees and in accordance with the Wynnefield Group’s recommendations on the other proposals on the agenda for the 2016 Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Wynnefield Group, c/o Morrow & Co., LLC (“Morrow & Co.”), in the enclosed postage-paid envelope today.

•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GOLD proxy card, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD proxy card.

Since only your latest dated proxy card will count, we urge you not to return any WHITE proxy card you receive from the Company.

Voting the Company’s WHITE proxy card will revoke any GOLD proxy card you may have previously sent to us.  Withholding votes against the Company’s nominees on its WHITE proxy card does not count as a vote “FOR” the Wynnefield Group’s nominees. YOU MUST SOLELY SIGN AND RETURN THE GOLD PROXY CARD. Remember, you can vote for both of our Nominees, including Mr. Clarke who has also been nominated by the Company, only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card. DO NOT sign or return any WHITE proxy card.

The Wynnefield Group has retained Morrow & Co. to assist us in communicating with stockholders in connection with this proxy solicitation and to assist us in our efforts to obtain proxies. If you have any questions about executing your GOLD proxy, or if you require assistance, please contact:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

Call (203)-658-9400 or call toll free at (800)-662-5200

E-Mail: ●

QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

The following are some of the questions that you, as a stockholder of the Company, may have about this proxy solicitation and the answers to those questions. The following is not a substitute for the information contained in the remainder of this proxy statement, and the information contained below is qualified by the more detailed descriptions and explanations contained elsewhere in this proxy statement. The Wynnefield Group urges you to read this entire proxy statement (including the appendices) carefully before deciding whether to grant a proxy.

Q:	Who is making this solicitation?

A:	Proxies are being solicited by the Wynnefield Group. The Wynnefield Group is one of the Company’s largest stockholders, with beneficial ownership of an aggregate of [●] shares of Common Stock, representing approximately [●%] of the Common Stock outstanding on the Record Date.

Q:	What is being voted on at the Annual Meeting?

A:	At the 2016 Annual Meeting, the Company’s stockholders will consider and act upon the following matters:

1.	To elect three Class III directors to the Board of Directors of the Company for a term of three years and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016;

3.	To hold an advisory vote on executive compensation;

4.	To adopt an amendment to the Amended and Restated Bylaws of the Company to implement a majority voting standard in uncontested director elections; and

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Q:	How does the Wynnefield Group intend to vote?

A:	At the 2016 Annual Meeting, the Wynnefield Group intends to vote:

1.	“FOR” the election of Michael N. Christodolou and David H. Clarke to serve as Class III directors of the Company until the 2019 annual meeting of stockholders of the Company and until their respective successors have been duly elected and qualified.

2.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016

3.	“AGAINST” an advisory vote on executive compensation; and

4.	“FOR” an amendment to the Amended and Restated Bylaws of the Company to implement a majority voting standard in uncontested director elections.

The Company’s proxy statement has also identified Mr. Clarke as one of the Company’s nominees for election to the Board at the 2016 Annual Meeting. In addition to voting for Messrs. Christodolou and Clarke, the Wynnefield Group intends to vote shares of Common Stock FOR the candidates who have been nominated by the Company to serve as directors, other than Mr. Gary J. Ermers who has also been nominated by the Company to serve as a director. The Wynnefield Group is NOT seeking authority to vote and WILL NOT exercise any such authority to vote for Mr. Ermers. There is no assurance that any of the Company’s nominees, other than Mr. Clarke, will serve as directors if Mr. Christodolou is elected to the Board.

The names, background and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company’s proxy statement.

Q:	Why is the Wynnefield Group soliciting your vote?

A:	As long time value investors who have owned shares in the Company since 2014, we are very disappointed with the Board’s failure to address what we believe to be the management’s wasteful investment of approximately $168 million of capital in the human nutrition business, which we believe has drained resources from the Company’s more profitable animal nutrition business, as well as the adoption of governance policies which we believe to be against the best interests of the Company’s stockholders, and the other serious issues we have identified to the Company. Our significant concerns are as follows:

➢	Poor Capital Allocation. The Company’s allocation of what we believe to be approximately $168 million of capital during the last four years towards the Company’s human nutrition business, which we believe has generated approximately $23.6 million of accumulated operating losses during that period, at the expense, in our view, of opportunities to expand and improve Omega Protein’s core animal nutrition business, or alternatively, returning capital to the Company’s stockholders.

➢	Limited Industry, Public Company Risk Management, Financial, Operational, Investment and Public Company Experience of the Company’s Incumbent Board and Management. In our view, the incumbent Board does not have the risk management, financial, operational, investment, public company board and senior management experience required to (i) take the steps necessary to enhance stockholder value and improve corporate governance practices at Omega Protein; and (ii) provide operational guidance and oversight to the Chief Executive Officer, who the Wynnefield Group believes is primarily a merger & acquisition executive and the architect of what we believe to be the Company’s failed human nutrition acquisition strategy. Moreover, during 2012 to 2015, we believe that the human nutrition segment generated operating losses of an aggregate of $23.6 million. These operating losses have increased annually while gross profit margin significantly declined to 12.8% in 2015 from 22.8% in 2012. Meanwhile, we believe that the animal nutrition segment, the only business segment driving Omega Protein’s growth and profitability, generated net profits of an aggregate of $235.4 million, over the same four-year period, with a substantial gross profit margin increase to 36.9% in 2015 from 17.3% in 2012.

➢	Limited Public Company Board Experience of Mr. Ermers. The Wynnefield Group believes that Mr. Ermers, one of the Company’s director nominees, has a healthcare executive background unrelated to the Company’s core business and minimal public company board experience. Unlike Mr. Christodolou, who has been elected by stockholders to serve on several public company boards over the past 18 years, Mr. Ermers’ sole public company director position has been with the Company since his appointment by the Board in 2014. He has never been elected by the Company’s stockholders. Below is a chart distinguishing Mr. Christodolou’s significant public company board experience from Mr. Ermers’ minimal public company board experience.

Experience	Gary J. Ermers	Michael N. Christodolou
Public Company Chairman of the Board Experience	None	One position (12 years of service)
Public Company Board Directorships	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 22 years of service)
Public Company Audit Committee Experience	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 21 years of service)
Public Company Chairman of Audit Committee Experience	None	Chairman of two Audit Committees (aggregate of 6 years of service)
Other Public Company Committee Chairman Experience	None	Chairman of a Corporate Governance & Nominating Committee, a Compensation Committee and an Executive Committee (aggregate of 13 years of service)

➢	Poor Corporate Governance Structure and Stockholder Unfriendly Charter Provisions Recently Adopted. We believe that the Company has a poor governance structure because the Company has a classified board and has recently adopted bylaw amendments, without stockholder approval, containing, in our view, other stockholder unfriendly charter provisions. In 2015, the Company’s Board twice unilaterally adopted, without stockholder approval, amendments to its Amended and Restated Bylaws (the “Bylaws”) pushing back the deadline by which stockholders must nominate directors or submit proposal to a date 30 days earlier than stated in the Company’s 2015 proxy statement; and increasing the timing burdens and disclosure requirements on stockholders seeking to submit nominations and proposals by imposing detailed and cumbersome requirements that the Wynnefield Group believes are not required by the Securities and Exchange Commission’s (the “SEC”) proxy rules. The Wynnefield Group believes that these amendments to the Company’s Bylaws were adopted by the Board with the express intention of restricting the right and ability of the Wynnefield Group and the Company’s other stockholders, to nominate directors and/or submit stockholder proposals for consideration at the Company’s annual meeting of stockholders.

➢	Disappointing Strategic Review. More than eight months elapsed since the Company’s commencement of a strategic review and its recent announcement that the Company had completed this review. Despite such period of time, the strategic review culminated with what the Wynnefield Group believes to be the disappointing announcement by the Company of a non-binding discretionary stock repurchase program. We believe this represents a band-aid on the loss of stockholder value caused by the Company’s wasteful allocation of capital to the human nutrition business. Because this strategic review was not conducted under the auspices of a special Strategic Review Committee of independent members of the Board, the Wynnefield Group does not believe that a full evaluation of all reasonable alternative business strategies occurred.

The Wynnefield Group believes that urgent change is needed on Omega Protein’s Board, as, in our view, the Company’s stockholders should have little confidence that the incumbent Board, as currently composed, will take the steps necessary to enhance stockholder value by correcting what the Wynnefield Group believes to be misallocations of significant capital and the failure to meaningfully improve corporate governance practices at Omega Protein. Therefore, the Wynnefield Group is soliciting your support to elect our two highly-qualified, independent director Nominees at the 2016 Annual Meeting, who the Wynnefield Group believes would bring significant relevant direct industry-specific experience, risk management, financial, operational, investment and public company experience to the Board, and independent and constructive insight and perspective on how to address the significant issues facing the Company.

Additional information concerning the background of, and the Wynnefield Group’s reasons for, this proxy solicitation is set forth under the captions “Background of this Proxy Solicitation” and “Reasons for this Proxy Solicitation,” respectively.

Q:	Who are the Nominees?

A:	The Nominees, Michael N. Christodolou and David H. Clarke are highly-qualified individuals with a diversity of experience relevant to the Company. The principal occupation and business experience of each Nominee is set forth under the caption “Proposal 1—Election of the Wynnefield Group’s Nominees.”

Q:	What will be the Nominees impact on the Company’s Board if elected?

A:	The Nominees expect to be able to actively engage other Board members in full discussion of the issues facing the Company and work to resolve them in a consensual manner. The Nominees alone would not constitute a majority of the Board and therefore would not be able to cause the Company to take any action, but by utilizing their respective experiences and working constructively with the other Board members, the Wynnefield Group believes the Nominees can affect positive changes at the Company. While the Wynnefield Group expects the Nominees, if elected, to advocate for improvements to the Company’s allocation of capital and corporate governance, it is not aware of any plans by the Nominees to take any specific actions if elected to the Board, but understands that the Nominees intend to independently advocate for improvements to the Company.

Q:	Does the Wynnefield Group intend to vote for any of the Company’s other director candidates?

A:	The Company’s proxy statement has also identified Mr. Clarke as one of the Company’s nominees for election to the Board at the 2016 Annual Meeting. The Wynnefield Group is gratified that the Company has recognized the quality, experience and expertise of Mr. Clarke by taking, in our view, the unusual step of simultaneously nominating a dissident stockholder’s candidate for election to the Board while still contesting our other nominee. In addition to voting for Messrs. Christodolou and Clarke, the Wynnefield Group intends to vote shares of Common Stock FOR the candidates who have been nominated by the Company to serve as directors, other than Mr. Gary J. Ermers who has also been nominated by the Company to serve as a director because the Wynnefield Group believes that Mr. Christodolou is a more qualified director candidate. The Wynnefield Group is NOT seeking authority to vote and WILL NOT exercise any such authority to vote for Mr. Ermers. We are confident that the Company’s stockholders will see the substantial experience and expertise that Mr. Christodolou will bring to the Company particularly when contrasted with the minimal public company board experience possessed by Mr. Ermers. There is no assurance that any of the Company’s nominees, other than Mr. Clarke, will serve as directors if Mr. Christodolou is elected to the Board.

Q:	Who can vote at the 2016 Annual Meeting?

A:	If you are a record or beneficial owner of shares of Common Stock as of the close of business on the Record Date, then you have the right to vote at the 2016 Annual Meeting.

Q:	How many shares of Common Stock must be voted in favor of the Nominees to elect them?

A:	The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the 2016 Annual Meeting. Abstentions and broker non-votes count as present for establishing a quorum. Provided a quorum is present, directors are elected by a plurality of the votes cast at the 2016 Annual Meeting. For this purpose, “plurality” means that the individuals receiving the greatest number of votes are elected as directors, up to the maximum number of directors to be elected. The three Class III director nominees who receive the largest number of votes cast will be elected to the Board. A vote to “withhold authority” for any director nominees will have no impact on the election of directors.

Q:	What should I do in order to vote for the Nominees?

A:	If you hold your shares of Common Stock of record in your own name, please authorize a proxy to vote by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided.

If your shares of Common Stock are held in “street name” in the name of a bank, brokerage firm, dealer, trust company or other nominee, only it can exercise your right to vote your shares of Common Stock and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD proxy card is submitted on your behalf. Please follow the instructions on the enclosed GOLD voting instruction form to provide voting instructions to your bank, brokerage firm, dealer, trust company or other nominee. If your bank, brokerage firm, dealer, trust company or other nominee provides for voting instructions to be delivered by telephone or over the Internet, instructions will be included on the enclosed GOLD voting instruction form.

YOUR VOTE IS VERY IMPORTANT. The Wynnefield Group encourages you to vote the enclosed GOLD proxy card TODAY so that your shares of Common Stock will be represented and voted in accordance with your instructions. Even if you plan to attend the 2016 Annual Meeting in person, the Wynnefield Group recommends that you sign, date and return a GOLD proxy card so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	Can I use the GOLD proxy card to vote for any of the Company’s nominees?

A:	Yes. Under the proxy rules, the Wynnefield Group may only solicit proxies in support of its Nominees. However, you can vote for Mr. Clarke, one of the Company’s nominees, as well as Mr. Christodolou, by voting the Wynnefield Group’s GOLD proxy card. If you wish to vote for the Company’s other nominees, you will need to return the Company’s WHITE proxy card or attend the 2016 Annual Meeting in person and vote by ballot.

In addition to voting for Messrs. Christodolou and Clarke, the Wynnefield Group intends to vote shares of Common Stock FOR the candidates who have been nominated by the Company to serve as directors, other than Mr. Gary J. Ermers who has also been nominated by the Company to serve as a director. The Wynnefield Group is NOT seeking authority to vote and WILL NOT exercise any such authority to vote for Mr. Ermers because the Wynnefield Group believes that Mr. Christodolou is a more qualified director candidate. You can still vote the GOLD proxy card even if you support the Company’s slate of nominees with the exception of Mr. Ermers because the Wynnefield Group intends to cast its ballot in favor of all of the Company’s nominees with the exception of Mr. Ermers. There is no assurance that any of the Company’s nominees, other than Mr. Clarke, will serve as directors if Mr. Christodolou is elected to the Board.

Q:	How do proxies work?

A:	Giving the Wynnefield Group your proxy means that you authorize the proxy holders designated by the Wynnefield Group to vote your shares of Common Stock at the 2016 Annual Meeting according to the directions that you provide. Whether or not you are able to attend the 2016 Annual Meeting, the Wynnefield Group urges you to vote the enclosed GOLD proxy card TODAY. If you specify a choice with respect to any item by marking the appropriate box on the GOLD proxy card, the shares of Common Stock to which that proxy card relates will be voted in accordance with that specification. If no specification is made, the shares of Common Stock will be voted (1) “FOR” the election of the Nominees, Michael N. Christodolou and David H. Clarke; (2) FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016; (3) “AGAINST” an advisory vote on executive compensation; (4) “FOR” an amendment to the Amended and Restated Bylaws of the Company to implement a majority voting standard in uncontested director elections; and (5) in the proxy holders’ discretion as to any other matters that may properly come before the Annual Meeting and are unknown to the Wynnefield Group a reasonable time before the 2016 Annual Meeting.

The Company’s proxy statement has also identified Mr. Clarke as one of the Company’s nominees for election to the Board at the 2016 Annual Meeting. In addition to voting for Messrs. Christodolou and Clarke, the Wynnefield Group intends to vote shares of Common Stock FOR the candidates who have been nominated by the Company to serve as directors, other than Mr. Gary J. Ermers who has also been nominated by the Company to serve as a director. The Wynnefield Group is NOT seeking authority to vote and WILL NOT exercise any such authority to vote for Mr. Ermers because the Wynnefield Group believes that Mr. Christodolou is a more qualified director candidate. There is no assurance that any of the Company’s nominees, other than Mr. Clarke, will serve as directors if Mr. Christodolou is elected to the Board.

Q:	What is the deadline for submitting proxies?

A:	Proxies can be submitted until the polls are closed at the 2016 Annual Meeting. However, to be sure that the Wynnefield Group receives your proxy in time to utilize it, please provide your proxy as early as possible.

Q:	May I change my vote?

A:	Yes. Even after you have submitted your proxy on a WHITE proxy card, you may change your vote at any time by returning a later dated GOLD proxy card or voting at the 2016 Annual Meeting by ballot. Attendance at the 2016 Annual Meeting will not in and of itself constitute revocation of a proxy.

Q:	What should I do if I receive a white proxy card from the Company?

A:	We urge you to discard any white proxy card you receive from the Company. If you submit a GOLD proxy card, do not sign or return a white proxy card solicited by the Company or follow any voting instructions provided by the Company unless you want to change your vote. Only your latest signed and dated proxy will count.

Q:	Whom should I contact if I have any questions about the Wynnefield Group’s solicitation?

A:	Please call or write Morrow & Co., LLC. the firm assisting the Wynnefield Group in its solicitation, at:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

Call (203)-658-9400 or call toll free at (800)-662-5200

E-Mail: ●

BACKGROUND OF THIS PROXY SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

•	Commencing in November 2014, the Wynnefield Group began accumulating a position in Omega Protein’s Common Stock.

•	In June and July 2015, during the course of several conversations with the Company’s Chief Executive Officer and President, the Wynnefield Group expressed their concern with what the Wynnefield Group believed was the Company’s Board’s and management’s serious misallocation of capital towards its less profitable human nutrition business and which the Wynnefield Group believes was undertaken at the expense, in our view, of the expansion and improvement of Omega Protein’s core animal nutrition business, or alternatively, the return of capital to the Company’s stockholders. The Wynnefield Group also strongly urged the Company to evaluate what its stockholders might receive in an auction for its animal nutrition business given the generous July 2015 price the Wynnefield Group believes was paid by Daybrook Holdings Inc., a global animal protein consolidator for Oceana US Holdings Inc., a regional competitor of Omega Protein. The Company did not request a more specific business plan from the Wynnefield Group.

•	On August 4, 2015, the Company’s Board unilaterally and without stockholder approval, adopted amendments to the Company’s Bylaws that the Wynnefield Group believes were designed to entrench the Company’s Board and management by, in our view, making it more difficult for the Company’s stockholders to nominate directors for election to the Company’s Board or submit proposals. The Bylaws changed the advance-notice time frames for any timely notice of a stockholder proposal to be received by the Company by pushing back the advanced notice requirements for stockholders to submit a proposal or director nominations from 90 and 60 days, respectively, in advance of the annual meeting, to a date which is no later than 120 days prior to the anniversary of the previous years’ annual meeting. The amended Bylaws also provided for additional disclosure requirements for stockholders nominating directors or submitting proposals.

•	On August 11, 2015, the Wynnefield Group delivered a letter to the Company’s Board and Chairman expressing the urgent need to address what the Wynnefield Group views as the Company’s unsuccessful strategy of acquisitions in the human nutrition business which the Wynnefield Group believes was undertaken at the expense, in our view, of the expansion and improvement of Omega Protein’s core animal nutrition business, or alternatively, the return of capital to the Company’s stockholders.

•	On August 11, 2015, the Wynnefield Group also filed a Schedule 13D with the SEC disclosing its beneficial ownership of 1,642,400 shares of the Company’s Common Stock which at the time constituted approximately 7.6% of the outstanding shares. The Wynnefield Group also entered into a Joint Filing Agreement pursuant to which the Wynnefield Group agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company.

•	On September 17, 2015, Mr. Obus met with Mr. Scholtes. During this meeting, Mr. Obus proposed that the Company appoint Mr. Michael N. Christodolou to the Board of Directors to commence and facilitate a strategic review process. Mr. Scholtes and Mr. Obus did not discuss the Wynnefield Group agreeing to a standstill in return.

•	On September 25, 2015, the Company announced that it is commencing “a process of a review of strategic alternatives to enhance shareholder value.”

•	On September 25, 2015, in response to the Company’s announcement of the commencement of its strategic review process, the Wynnefield Group strongly recommended that the Company consider appointing Michael N. Christodolou as an independent director to fill an existing vacancy on the Board. In connection with such recommendation, the Wynnefield Group provided the Company with Mr. Christodolou’s credentials, and offered to arrange an in person meeting between the Board and Mr. Christodolou. The Company’s Board did not meet with or have any contact with Mr. Christodolou at that time despite the vacancy existing on the Board and Mr. Christodolou’s strong qualifications.

•	On October 8, 2015, the Wynnefield Group filed with the SEC an amendment to its Schedule 13D disclosing that the Wynnefield Group recommended that the Company (1) review strategic alternatives to enhance shareholder value under the auspices of a special Strategic Review Committee of independent members of the Board; (2) retain qualified financial advisors to recommend to the Strategic Review Committee and the Board the best strategy to enhance shareholder value; (3) appoint Mr. Christodolou, as an independent director to the Company’s Board to fill an existing vacancy on the Board; and (4) adopt best practices governance reforms, including the elimination of the staggered Board.

•	On November 5, 2015, the Company’s Board unilaterally and without stockholder approval, adopted additional amendments to the Company’s Bylaws that the Wynnefield Group believes were designed to entrench management by, in our view, making it more difficult for the Company’s stockholders to nominate directors for election to the Company’s Board by: (1) removing the previous requirement that the Company’s annual meeting of stockholders be held no later than the 210 days after the close of the Company’s fiscal year; (2) permitting the Chairman and the Board to schedule, cancel, postpone or reschedule stockholder meetings at any time for any reason; (3) increasing the information required to be provided by stockholders seeking to submit proposals and director nominations (such as requiring disclosure of ownership of derivative securities by stockholders even though disclosure of such information is not required by federal law); and (4) requiring director nominees to provide the Company with: (i) a questionnaire identifying his or her experience, and (ii) a certification that the nominee (a) is not and will not become party to a voting commitment that purportedly interferes with the nominee’s fiduciary duties to the Company; and (b) if elected, will comply with all applicable publicly disclosed corporate governance policies and other guidelines of the Company.

•	On November 17, 2015, the Wynnefield Group sent a letter to the Board and Chairman questioning the Board’s unilateral adoption, without stockholder approval, of amendments to the Company’s Bylaws, which the Wynnefield Group believed were purposefully adopted by the Board with the intention of restricting the right and ability of the Wynnefield Group and the Company’s other stockholders, to nominate directors and/or submitting stockholder proposals for consideration at the Company’s annual meeting of stockholders.

•	Also on November 17, 2015, the Wynnefield Group filed with the SEC an amendment to its Schedule 13D to disclose that it had sent the November 17, 2015 letter to the Board and Chairman.

•	On December 4, 2015, Mr. Obus met with Mr. Scholtes at the Company’s executive offices. Mr. Obus reiterated his proposal that the Company appoint Mr. Christodolou to the Board of Directors. Mr. Scholtes and Mr. Obus did not discuss the Wynnefield Group agreeing to a standstill in return for Mr. Christodolou’s appointment.

•	On February 23, 2016, in accordance with the Company’s newly amended and restated Bylaws, the Wynnefield Group delivered a letter to the Company notifying the Company of the Wynnefield Group’s nomination of Michael N. Christodolou, David H. Clarke and James L. Sherbert, Jr. for election to the Board at the 2016 Annual Meeting.

•	On March 1, 2016, the Wynnefield Group’s counsel responded to the Company’s counsel’s request dated February 25, 2016 seeking further supplemental information with respect to the Wynnefield Group’s nomination notice dated February 23, 2016.

•	On March 1, 2016, the Wynnefield Group filed with the SEC an amendment to its Schedule 13D disclosing an aggregate 6.7% ownership interest in the Company’s securities and its nomination of Messrs. Christodolou, Clarke and Sherbert as director candidates for election to the Board at the 2016 Annual Meeting.

•	On March 9, 2016, the Company filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 2015 and disclosed its financial results for the quarter and year ended December 31, 2015, which the Wynnefield Group believes further supports the basis for our concerns regarding the Company’s allocation of capital.

•	On March 10, 2016, the Wynnefield Group’s counsel responded to the Company’s counsel’s request dated March 3, 2016, seeking further supplemental information with respect to the Wynnefield Group’s nomination notice dated February 23, 2016.

•	On March 11, 2016, the Wynnefield Group publicly issued and filed with the SEC a press release highlighting its concerns regarding Omega Protein’s fourth quarter and full-year financial results for the year ended December 31, 2015. In particular, the Wynnefield Group noted that it viewed the Company’s announced intention to invest $18 million of capital into improving the efficiency of the Company’s animal nutrition segment is entirely inadequate in comparison to what the Wynnefield Group believes to be the approximately $168 million of capital previously invested by the Company towards its less profitable human nutrition segment. The Wynnefield Group called for the Board to exit the human nutrition business and to redeploy the proceeds into its more profitable core animal nutrition business which achieved gross profit margins of 36.9% during the fiscal year ended December 31, 2015 compared to the 12.8% gross profit margin achieved by the human nutrition business during the same period.

•	On March 11, 2016, the Company sent a letter to the Wynnefield Group acknowledging that the Wynnefield Group’s director nomination notice dated February 23, 2016 satisfied the requirements of the Company’s Bylaws.

•	On March 19, 2016, Messrs. Christodolou, Clarke and Sherbert met in Houston, Texas with members of the Board’s Corporate Governance and Nominating Committee. During these meetings the Nominees provided the Board’s Corporate Governance and Nominating Committee with extensive details regarding their respective backgrounds and experiences.

•	On March 28, 2016, the Company’s counsel sent the Wynnefield Group a proposal to settle the election contest providing for, among other things, the immediate appointment of one Wynnefield Group Nominee to fill the vacancy on its Class I directors which stand for election at the Company’s 2017 annual stockholders meeting in exchange for the Wynnefield Group’s agreement to vote in favor of management’s director nominees and proposals at the 2016 Annual Meeting and a “standstill” agreement. The “standstill” agreement would have required the Wynnefield Group to vote in favor of any strategic initiative proposed by the Board although the Company had not yet announced the results of its “strategic review”. Under the proposal either party would have the right to terminate the settlement agreement prior to the deadline for the submission of stockholder nominations for the Company’s 2017 annual meeting of stockholders, which deadline we estimate to be on or about January 2017.

•	On March 30, 2016, the Wynnefield Group filed with the SEC an amendment to its Schedule 13D disclosing an increase in its beneficial ownership of the Company’s Common Stock.

•	On March 31, 2016, the Wynnefield Group’s counsel informed the Company’s counsel of the Wynnefield Group’s belief that the Company’s proposed settlement offer was unacceptable because appointing one Board member with a commitment for only a partial one year term in exchange for requiring the Wynnefield Group to support management’s director nominees, proposals and undisclosed strategic initiatives would not, in our view, provide a credible pathway for addressing the Wynnefield Group’s significant concerns expressed by the Wynnefield Group regarding the Company. The Wynnefield Group was unwilling to enter into a standstill agreement prior to the conclusion and public disclosure of the Company’s ongoing review of strategic alternatives.

•	On April 8, 2016, the Wynnefield Group submitted to the Company a proposed settlement offer calling for the nomination of each of the Nominees for election to the Board and a reimbursement of all fees incurred by the Wynnefield Group in the course of its proxy solicitation, among other items. Also on April 8, 2016, Wynnefield Group’s counsel informed the Company’s counsel by email that “Although our proposal speaks for itself, we are certainly open to reasonable discussion.” Neither the Company nor the Company’s counsel responded to the Wynnefield Group’s offer to engage in further reasonable discussions in an effort to settle the proxy contest until May 9, 2016, when the Company’s counsel delivered a letter to the Wynnefield Group’s counsel rejecting the Wynnefield Group’s previous settlement offer.

•	After not hearing a response from the Company’s counsel to the Wynnefield Group’s proposed settlement offer, the Wynnefield Group’s counsel placed two calls to the Company’s counsel on April 19, 2016 which were not returned; and sent an email to the Company’s counsel on April 20, 2016 seeking a resolution which was not responded to.

•	On April 28, 2016, the Wynnefield Group publicly issued and filed with the SEC a press release urging the Company to set a record date for the 2016 annual meeting of stockholders and to promptly disclose the results of the Company’s strategic review. The Wynnefield Group also filed with the SEC an amendment to its Schedule 13D disclosing an increase in its beneficial ownership of the Company’s Common Stock.

•	On May 2, 2016, the Wynnefield Group publicly issued and filed with the SEC a press release demanding that the Company open up its earnings call for the first quarter of 2016 to stockholder questions to ensure that stockholder concerns are voiced in the appropriate forum.

•	On May 9, 2016, the Company’s counsel delivered a letter to the Wynnefield Group’s counsel notifying the Wynnefield Group that the Company has nominated David H. Clarke for election as a Class III director at the 2016 Annual Meeting, while rejecting the Wynnefield Reporting Group’s settlement offer. On the same day, the Company filed its preliminary proxy statement with the SEC and issued a letter to the Company’s stockholders in which the Company made the materially false and misleading statement that the Wynnefield Group offered in February 2016 that it would withdraw the proxy contest if the Company appointed two of the Wynnefield Group’s nominees. The Company’s statement is materially false and misleading. The Wynnefield Group never formally offered a settlement by which it would accept the appointment of two of its nominees to the Company’s Board. This so-called “offer” was a conversation between the Company’s and the Wynnefield Group’s counsel during which the Wynnefield Group’s counsel stated that he had no authority to make an offer but proffered his analysis of the probable outcome of the proxy contest. In our view, the Company misleads stockholders by characterizing the Wynnefield Group as unwilling to negotiate a settlement and in turn renegotiating a proposed initial settlement demand.

•	On May 11, 2016, in a final effort to settle the proxy contest, the Wynnefield Group’s counsel provided the Company’s counsel with the following settlement proposal calling for, among other terms:
•	The appointment of Mr. Christodolou to fill the existing vacancy on the Board until the Company’s 2017 Annual Meeting, or if the Company prefers, his nomination in place of Mr. Ermers to serve as Class III director until the Company’s 2019 Annual Meeting;

•	The Wynnefield Group withdraws its proxy contest upon the Company’s appointment or nomination of Mr. Christodolou;

•	The Wynnefield Group would agree to vote all shares of the Company’s Common Stock beneficially owned by it in favor of the Board’s nominees at the 2016 Annual Meeting;

•	Because the Company has announced the results of its strategic review, the Wynnefield Group would agree to customary standstill restrictions; provided, however, (i) the Wynnefield Group would be permitted to increase its beneficial ownership of the Company’s outstanding Common Stock up to 9.9%; and (ii) the Wynnefield Group would be permitted to vote its shares of the Company’s Common Stock as it determines in its sole discretion with respect to all other proposals submitted to the Company’s stockholders;

•	The agreed upon customary standstill restrictions would terminate, upon written notice by either party, ten days prior to the earliest day allowed under the Bylaws for the submission of stockholder nominations for the Company’s 2017 Annual Meeting;

•	During the standstill period, the Company would agree not to increase the size of the Board to more than 8 directors;

•	During the standstill period, each party would commit not to make any disparaging ad hominem statements attacking the Company and any of its officers and/or directors or the Wynnefield Group and any of its representatives;

•	During the standstill period, each party would undertake not to sue the other party, except to remedy a breach of the settlement terms; and

•	The Wynnefield Group’s expenses incurred in connection with the proxy contest and the negotiation of the settlement agreement would be reimbursed by the Company.

•	On May 12, 2016, the Wynnefield Group publicly issued and filed with the SEC a press release criticizing among other things: (i) the first-quarter 2016 financial results, reported on by the Company on May 4, 2016; (ii) management’s and the Board’s continued commitment toward its human nutrition business; and (iii) the Company’s non-binding stock repurchase program.

•	After not hearing a response from the Company’s counsel to the Wynnefield Group’s May 11, 2016 settlement offer, the Wynnefield Group’s counsel placed a telephone call to the Company’s counsel on May 16, 2016 saying they would file their proxy statement if a response was not received right away. The Company’s counsel responded via email asking for more time and advising the Wynnefield Group’s counsel that he expects to receive a response from the Company’s Board concerning the Wynnefield Group’s settlement offer within the next day or two.

•	On May 18, 2016, the Wynnefield Group’s counsel via email to the Company’s counsel offered to make Mr. Christodolou available to meet again with Omega Protein’s Board to further discuss Mr. Christodolou’s history of serving on other boards as a collaborative director, who seeks to work collegially with other board members. The Wynnefield Group’s counsel further noted to the Company’s counsel that Mr. Christodolou has no prior relationship with the Wynnefield Group, has not and will not receive any compensation from the Wynnefield Group and is being nominated by the Wynnefield Group as a totally independent director—not as a Wynnefield Group “representative” on the Board.

•	On May 19, 2016, the Company’s counsel advised the Wynnefield Group’s counsel that the Company’s Board has rejected the Wynnefield Group’s May 11, 2016 settlement proposal and that the Board did not believe that Mr. Christodolou would add any additional skills or expertise not already possessed by the Company’s currently serving Board members. The Company’s counsel then offered what the Wynnefield Group viewed as a vague counterproposal pursuant to which the Company and the Wynnefield Group would seek to jointly appoint a mutually agreeable independent director to the Board after the 2016 Annual Meeting in exchange for the Wynnefield Group supporting the Company’s current slate of director nominees.

•	On May 20, 2016, the Wynnefield Group filed a preliminary proxy statement with the SEC in connection with the 2016 Annual Meeting. In the preliminary proxy statement the Wynnefield Group identified Messrs. Christodolou and Clarke and not Mr. Sherbert as the Wynnefield Group’s director nominees for election to the Board at the 2016 Annual Meeting.

REASONS FOR THE PROXY SOLICITATION

WE BELIEVE THAT CHANGE IN A SIGNIFICANT PORTION OF OMEGA PROTEIN’S BOARD IS NEEDED NOW

The Wynnefield Group is a significant stockholder of Omega Protein, with a beneficial [●]% ownership interest as of the Record Date. We have conducted extensive due diligence on the Company. In doing so, we have carefully analyzed the Company’s operating and financial performance; it’s multiple acquisitions into human nutrition, as well as the competitive landscape in which it operates.

As long time value investors who have owned shares in the Company since 2014, we are very disappointed with the Board’s failure to address what we believe to be the management’s wasteful investment of approximately more than $168 million of capital in the human nutrition business, which we believe has drained resources from the Company’s more profitable animal nutrition business, as well as the adoption of governance policies which we believe to be against the best interests of the Company’s stockholders, and the other serious issues we have identified to the Company. In our view, the incumbent Board does not have the risk management, financial, operational, investment, public company board and senior management experience required to (i) take the steps necessary to enhance stockholder value and improve corporate governance practices at Omega Protein; and (ii) provide operational guidance and oversight to the Chief Executive Officer, who the Wynnefield Group believes is primarily a merger & acquisition executive and the architect of the Company’s failed human nutrition acquisition strategy.

Despite our sincere efforts to engage constructively with the Company, we have been disappointed by what we view to be Omega Protein’s apparent lack of urgency in addressing our concerns. Indeed, rather than constructively engaging with us, the Company has instead adopted, in our view, governance barriers that we believe are designed to make it more difficult for stockholders to nominate directors to the Board. As a result, we do not believe that the Board, as currently composed, will take the necessary steps to maximize opportunities for value creation.

We are soliciting your support to elect our two highly-qualified independent Nominees at the Annual Meeting, who we believe would bring significant and relevant industry, risk management, financial, operational, investment, public company board and senior management experience as well as new insight and fresh perspectives to the Board.

The Wynnefield Group’s significant concerns are as follows:

Poor Capital Allocation

➢	The Company’s allocation of what we believe to be approximately $168 million of capital during the four years ended December 31, 2015, towards the Company’s human nutrition business, which we believe has generated approximately $23.6 million of accumulated operating losses during that period. This capital allocation, in our view, has come at the expense of opportunities to expand and improve Omega Protein’s core animal nutrition business, or alternatively, the return of capital to the Company’s stockholders.

Limited Industry and Public Company Risk Management, Financial, Operational, Investment and Public Company Experience of the Company’s Incumbent Board and Management

➢	In our view, the incumbent Board does not have the risk management, financial, operational, investment, public company board and senior management experience required to (i) take the steps necessary to enhance stockholder value and improve corporate governance practices at Omega Protein; and (ii) provide operational guidance and oversight to a Chief Executive Officer, who the Wynnefield Group believes is primarily a merger & acquisition executive and the architect of what we believe to be the Company’s failed human nutrition acquisition strategy. Moreover, during 2012 to 2015, we believe that the human nutrition segment generated operating losses of an aggregate of $23.6 million. These operating losses have increased annually while gross profit margin significantly declined to 12.8% in 2015 from 22.8% in 2012. Meanwhile, we believe that the animal nutrition segment, the only business segment driving Omega Protein’s growth and profitability, generated net profits of an aggregate of $235.4 million, over the same four-year period, with a substantial gross profit margin increase to 36.9% in 2015 from 17.3% in 2012.

Limited Public Company Board Experience of Mr. Ermers

➢	The Wynnefield Group believes that Mr. Ermers, one of the Company’s director nominees, has a healthcare executive background unrelated to the Company’s core business and minimal public company board experience. Unlike Mr. Christodolou, who has been elected by stockholders to serve on several public company boards and has served those boards for the past 18 years, Mr. Ermers’ sole public company director position has been with the Company since his appointment by the Board in 2014. He has never been elected by the Company’s stockholders. Below is a chart distinguishing Mr. Christodolou’s significant public company board experience from Mr. Ermers’ minimal public company board experience.

Experience	Gary J. Ermers	Michael N. Christodolou
Public Company Chairman of the Board Experience	None	One position (12 years of service)
Public Company Board Directorships	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 22 years of service)
Public Company Audit Committee Experience	One position (Omega Protein) (23 months of service)	Three positions (aggregate of 21 years of service)
Public Company Chairman of Audit Committee Experience	None	Chairman of two Audit Committees (aggregate of 6 years of service)
Other Public Company Committee Chairman Experience	None	Chairman of a Corporate Governance & Nominating Committee, a Compensation Committee and an Executive Committee (aggregate of 13 years of service)

Poor Corporate Governance Structure

➢	Despite two of the Company’s current director’s having previously received a majority of votes withholding support for their election at the Company’s 2014 Annual Meeting, the Wynnefield Group believes that only now in response to the Wynnefield Group’s nomination of directors has the Board taken the stockholder-friendly step of adopting majority voting in its uncontested director elections.

➢	We strongly believe that the Company should adhere to corporate governance best practices in order to ensure that the interests of stockholders are appropriately protected. We believe that the Company’s classified Board does not promote accountability to stockholders. We believe that the Board should immediately take all necessary steps to declassify the Board’s structure to allow for the annual election of all directors.

➢	We are also concerned with certain other of Omega Protein’s corporate governance practices that we believe are stockholder unfriendly and that severely limit stockholders rights such as the inability of stockholders to act by written consent or call special meetings, and supermajority vote requirements for the approval of amendments to Omega Protein’s charter documents.

Stockholder Unfriendly Charter Provisions Recently Adopted

➢	In 2015, the Company’s Board twice unilaterally adopted, without stockholder approval, amendments to its Bylaws pushing back the deadline by which stockholders must nominate directors or submit proposal to a date 30 days earlier than stated in the Company’s 2015 proxy statement; and increasing the timing burdens and disclosure requirements on stockholders seeking to submit nominations and proposals than what the Wynnefield Group believes are required by the SEC’s proxy rules and which the Wynnefield Group believes places higher hurdles and additional burdens on stockholder suffrage.

➢	While the Company’s Board was willing to unilaterally adopt amendments to its Bylaws that the Wynnefield Group believes were unfriendly to the Company’s stockholders, the Board appears unwilling to unilaterally adopt an amendment to the Bylaws that the Wynnefield Group believes is friendly to the Company’s stockholders. The Wynnefield Group believes that if the Company’s Board was serious about improving the Company’s corporate governance practices, it would have similarly unilaterally adopted an amendment to the Bylaws to implement majority voting in its uncontested director elections without requiring a stockholder vote at the 2016 Annual Meeting.

Disappointing Strategic Review

➢	More than eight months elapsed since the Company’s commencement of a strategic review and its recent announcement that the Company had completed this review. Despite such period of time, the strategic review culminated with what the Wynnefield Group believes to be the disappointing announcement by the Company of a non-binding discretionary stock repurchase program. We believe this represents a band-aid on the loss of stockholder value caused by the Company’s wasteful allocation of capital to the human nutrition business. Because this strategic review was not conducted under the auspices of a special Strategic Review Committee of independent members of the Board, the Wynnefield Group does not believe that a full evaluation of all reasonable alternative business strategies occurred.

The Wynnefield Group believes that urgent change is needed on Omega Protein’s Board, as, in our view, the Company’s stockholders should have little confidence that the incumbent Board, as currently composed, will take the steps necessary to enhance stockholder value by correcting what the Wynnefield Group believes to be misallocations of significant capital and the failure to meaningfully improve corporate governance practices at Omega Protein. Therefore, the Wynnefield Group is soliciting your support to elect our two highly-qualified, independent director Nominees at the 2016 Annual Meeting, who the Wynnefield Group believes would bring significant relevant direct industry-specific experience, risk management, financial, operational, investment and public company experience to the Board, and independent and constructive insight and perspective on how to address the significant issues facing the Company.

If elected, we expect our Nominees will seek to work constructively with the other members of the Board and the Company’s management team to enhance stockholder value, adopt best corporate governance practices while acting in the best interests of the Company, including through the following:

➢	design and execute on an operational plan, including examining all aspects of Omega Protein’s animal nutrition and human nutrition businesses to determine how best to preserve and reallocate capital which we believe will lead to the creation of stockholder value; and

➢	enhance corporate governance practices by seeking to eliminate the existing and recently adopted shareholder-unfriendly provisions, including, the classified board structure, inability of stockholders to act by written consent or call special meetings, and supermajority vote requirements for the approval of amendments to Omega Protein’s charter documents.

OUR TWO NOMINEES HAVE THE EXPERIENCE, QUALIFICATIONS AND COMMITMENT NECESSARY TO FULLY EXPLORE AVAILABLE OPPORTUNITIES TO UNLOCK VALUE FOR ALL OF THE COMPANY’S STOCKHOLDERS

We have identified two highly-qualified, independent director nominees with what we believe to be valuable and relevant business and financial experience who we believe will bring a fresh perspective into the boardroom and would be extremely helpful in evaluating and executing on initiatives to unlock value at the Company. Further, we believe that the addition of stockholder nominated independent directors on the Board, who will work constructively with the other members of the Board to protect the best interests of all of Omega Protein’s stockholders and improve corporate governance practices, is needed. The principal occupation and business experience of each Nominee is set forth under the caption “Proposal 1—Election of the Wynnefield Group’s Nominees.”

If elected to the Board, although each Nominee will be a minority director, each Nominee is committed to the best interests of the Company and all of the Company’s stockholders. The Wynnefield Group believes that the election of the Nominees would not accelerate any of the Company’s obligations under its loan agreement or its employment agreements. The Wynnefield Group further believes that the election of the Nominees would not provide the Company’s current directors with any additional payments or benefits.

WE BELIEVE THAT THE ELECTION OF THE NOMINEES WILL PROVIDE THE COMPANY WITH MUCH NEEDED HIGHLY-QUALIFIED PERSONS POSSESSING EXTENSIVE INDUSTRY-SPECIFIC OPERATIONAL, AS WELL AS CAPITAL ALLOCATION EXPERTISE, PUBLIC COMPANY AND SENIOR EXECUTIVE MANAGEMENT EXPERIENCES THAT WILL SERVE AS AN ASSET TO THE BOARD.

YOUR VOTE IS IMPORTANT.

THE WYNNEFIELD GROUP STRONGLY RECOMMENDS THAT YOU VOTE TO ELECT Messrs. Christodolou and Clarke TO THE BOARD BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

PROPOSAL NO. 1

ELECTION OF THE WYNNEFIELD GROUP’S NOMINEES

The Company has a classified board, currently consisting of two Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are duly elected for a full-term of three years to succeed those whose terms are expiring. At the 2016 Annual Meeting, three persons will be elected as Class III directors of the Company. Each person elected as a Class III director is elected to hold office until the 2019 annual meeting and until their respective successor shall have been duly elected and qualified. The existing Class I and Class II directors currently serve until the annual meetings of stockholders to be held in 2017 and 2018, respectively.

At the 2016 Annual Meeting, the Wynnefield Group will seek to elect two persons to serve as directors— Michael N. Christodolou and David H. Clarke, who have each consented to being named in this proxy statement and to serving as a director, if elected, for a term scheduled to end in 2019. The Company’s proxy statement for the 2016 Annual Meeting provides that abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Provided a quorum is present, directors are elected by a plurality of the votes cast at the 2016 Annual Meeting. For this purpose, “plurality” means that the individuals receiving the greatest number of votes are elected as directors, up to the maximum number of directors to be elected. The three Class III director nominees who receive the largest number of votes cast will be elected. A vote to “withhold authority” for any director nominees will have no impact on the election of directors. If elected, each Nominee would be entitled to serve until his respective successor shall have been duly elected and qualified.

The Company’s proxy statement has also identified Mr. Clarke as one of the Company’s nominees for election to the Board at the 2016 Annual Meeting. In addition to voting for Messrs. Christodolou and Clarke, the Wynnefield Group intends to vote shares of Common Stock FOR the candidates who have been nominated by the Company to serve as directors, other than Mr. Gary J. Ermers who has also been nominated by the Company to serve as a director. The Wynnefield Group is NOT seeking authority to vote and WILL NOT exercise any such authority to vote for Mr. Ermers because the Wynnefield Group believes he is a less qualified candidate than Mr. Christodolou. There is no assurance that any of the Company’s nominees, other than Mr. Clarke, will serve as directors if Mr. Christodolou is elected to the Board.

The Wynnefield Group believes that the election of our two highly-qualified, independent director Nominees at the 2016 Annual Meeting would bring significant and relevant direct industry-specific experience and public company experience to the Board along with independent and constructive insight and perspective on how to address the significant issues facing the Company. The Wynnefield Group is gratified that the Company has recognized the quality, experience and expertise of Mr. Clarke by taking, in our view, the unusual step of simultaneously nominating a dissident stockholder’s candidate for election to the Board while still contesting our other nominee. We are confident that the Company’s stockholders will see the substantial experience and expertise that Mr. Christodolou will bring to the Company particularly when contrasted with the minimal public company board experience possessed by Mr. Ermers.

You must sign and return the Wynnefield Group’s enclosed GOLD proxy card to vote for any of the Nominees.

To send the Company a message that you support change on the Board, please vote for Mr. Clarke using the Wynnefield Groups’s GOLD proxy card so that you can also vote for Mr. Christodolou. DO NOT VOTE THE COMPANY’S WHITE PROXY CARD or you will also be supporting Mr. Ermers who the Wynnefield Group believes is a less qualified candidate than Mr. Christodolou. You can still vote the GOLD proxy card even if you support the Company’s slate of nominees with the exception of Mr. Ermers because the Wynnefield Group intends to cast its ballot in favor of all of the Company’s nominees with the exception of Mr. Ermers. There is no assurance that any of the Company’s nominees, other than Mr. Clarke, will serve as directors if Mr. Christodolou is elected to the Board.

THE NOMINEES

The following information sets forth the name, age, present principal occupation, and employment and material occupations, positions or offices of each of the Nominees for the past five years and beyond. The business addresses of each of the Nominees are listed on Appendix C. Each of the Nominees is a citizen of the United States.

Michael N. Christodolou

Mr. Christodolou, age 54, has over thirty years of investment and corporate governance experience with publicly-traded companies having collaborated with and assisted the management teams and boards of directors of companies on corporate and financial strategies to enhance shareholder value including acquisitions, divestitures, operational restructurings and optimized capital structures. Mr. Christodolou also has significant experience serving on and overseeing a wide range of audit committee activities. He has been involved with numerous value enhancement/maximization situations at companies where he served as either a director or active board observer.

Since January 1999 Mr. Christodolou has served as a director and member of the Audit, Compensation and Corporate Governance & Nominating (“CG&N”) Committees at Lindsay Corporation, an approximately $875 million equity cap / $560 million revenue, as of the fiscal year ended August 31, 2015, New York Stock Exchange (“NYSE”) listed manufacturer of agricultural irrigation equipment and transportation infrastructure products. Mr. Christodolou served as Chairman of the Board of Lindsay Corporation from January 2003 to January 2015 as well as acting as the chair of the CG&N and the Executive Committees during that period. Mr. Christodolou previously chaired the Audit Committee of Lindsay Corporation from April 1999 until January 2003.

From 1998 to 2001 Mr. Christodolou served as a director of XTRA Corporation, a NYSE-listed lessor of transportation equipment. Mr. Christodolou also served as Chairman of XTRA Corporation’s Audit Committee and a member of the Compensation Committee from 1999 until XTRA Corporation was acquired by Berkshire Hathaway, Inc. in September 2001 for approximately $1.3 billion. From November 2015 to February 2016, Mr. Christodolou served as a director of Farmland Partners, Inc., a NYSE-listed REIT that acquires North American farmland. Mr. Christodolou also served as Chairman of Farmland Partners, Inc.’s Compensation Committee and a member of the Audit Committee.

From March 2011 until June 2015, when the company was sold, Mr. Christodolou served as a director of Quest Capital Group LLC, a private company funded by a leading mutual insurance company to acquire, manage, and lease transportation equipment. Since May 2000, Mr. Christodolou has been the manager and sole member of Inwood Capital Management LLC, a private investment firm he founded.

From 1988 to 1999 Mr. Christodolou was employed by Bass Brothers/Taylor & Company, the public equity investment group for members of the Bass family of Fort Worth, Texas where he served as a Director of Strategic Investments for the group’s $1 billion value-oriented fund from 1995 to 1999 and he was involved with value enhancement or maximization processes at approximately two dozen publicly traded companies. From 1983 to 1986, he was employed by T. Rowe Price Associates, where he analyzed high technology, emerging growth investments for the New Horizons Fund mutual fund and the Threshold Fund, L.P., a mezzanine venture capital fund.

Mr. Christodolou attended the Wharton School of the University of Pennsylvania where he earned a Bachelor of Science in Economics (major in Finance) in 1983 and an MBA in 1988.

The Wynnefield Group believes that Mr. Christodolou’s extensive investment and capital allocation expertise, his corporate governance experience serving as the Chairman and a director of publicly traded companies together with his significant financial expertise and experience as both Chairman and a member of several audit committees, provides him with unique skills, insights and qualifications to serve as a member of the Board and all of its committees.

DAvid H. Clarke

Mr. Clarke, age 74, has extensive executive and operational experience in the fishmeal and fish oil industries having served as a senior executive of one of the largest aquaculture companies in the world, as well as his family's menhaden fish meal business, which comprises a substantial portion of the legacy business of Omega Protein. Mr. Clarke also has valuable public company and corporate governance experience having served as a director of a number of publicly-traded companies.

From 1989 through 1995, Mr. Clarke served as Executive Chairman of International Proteins Corporation, subsequently Marine Harvest International, Inc., an American Stock Exchange listed company, then one of the largest aquaculture companies in the world engaged in fishing for menhaden, sardines and anchovies in the United States and Panama, and the production, distribution and trading of fishmeal and fish oil worldwide, as well as farming Atlantic salmon in Scotland and Chile and shrimp in Ecuador. Prior thereto, Mr. Clarke was President and Chief Executive Officer of his family's menhaden fish meal business, Seacoast Products, Inc., which had operations in Cameron, Louisiana, Abbeville, Louisiana, Morgan City, Louisiana, Moss Point, Mississippi, Port Monmouth New Jersey and Beaufort North Carolina. Seacoast Products, Inc. was sold to Hanson Plc in 1973 and was subsequently sold to Zapata Corporation, the predecessor of Omega Protein Corporation.

Mr. Clarke served as the Chairman and Chief Executive Officer of New York Stock Exchange-listed Jacuzzi Brands, Inc., a multi-billion dollar international conglomerate, from June 1995 until October 2006. Prior thereto, Mr. Clarke was Vice Chairman of Hanson, plc, a diversified multi-billion dollar conglomerate listed on the London Stock Exchange, with oversight responsibility for the acquisition, operation and disposition of numerous public and private companies.

Currently, Mr. Clarke is Chief Executive Officer of GSB Holdings, Inc., a subsidiary of his family’s private business engaged in real estate development and investments. Additionally, from 1995 until April, 2016, Mr. Clarke also served on the board and Audit Committee of Fiduciary Trust Company International, a money manager, which is a subsidiary of NYSE-listed Franklin Resources, Inc. Mr. Clarke is also currently President and Chief Executive Officer of Monster Digital, Inc. a privately-held company engaged in the consumer electronics business.

From June 2010 until October 2014, Mr. Clarke served as Chairman of Hong Kong-based United Pacific Industries, Limited, a company listed on the Hong Kong Stock Exchange. Mr. Clarke was asked to step in as Chairman to fix the company, stem the losses and reduce its excessive debt. By the time of Mr. Clarke’s departure slightly more than four years later the company was highly profitable, the balance sheet was in a net cash position with no debt and the share price on the Hong Kong Stock Exchange was up more than 300%.

Mr. Clarke received a Bachelor of Arts degree from Hobart College in 1965.

The Wynnefield Group believes that Mr. Clarke’s vast managerial and operational experience, in particular in businesses engaged in aquaculture and fish meal production and distribution, his extensive corporate governance experience serving as a director of a number of publicly-traded companies, his experience as a member of an audit committee of a financial institution, provides him the with unique skills, insight, strategic and operational experience and qualifications to serve as a member of the Company’s Board of Directors and all of its committees.

Additional Information Concerning the Nominees

Except as set forth in this proxy statement, the Wynnefield Group believes that each Nominee is independent within the meaning of the rules of The New York Stock Exchange and is not currently affiliated with the Company or any of its subsidiaries. The Wynnefield Group has no knowledge of any facts that would prevent the determination that each of the Nominees is independent in accordance with the corporate governance standards of the Company, the pertinent listing standards of The New York Stock Exchange and any applicable legal requirement. Consequently, the Wynnefield Group believes that if the Nominees are elected, a majority of the directors will be independent within the meaning of the rules of The New York Stock Exchange and there will be a sufficient number of independent directors to serve on the Board’s Audit, Compensation and Corporate Governance and Nominating Committees. If the Nominees are elected, the composition of the Board’s committees will be determined by the Board.

The Nominees have consented to serve as a director until the expiration of their term and until their respective successors have been elected and qualified or until their respective earlier resignation or removal.

The Wynnefield Group reserves the right to nominate additional nominees if the Company (1) purports to increase the number of directorships; or (2) makes or announces any changes to the Bylaws or takes or announces any other action that purports to have, or if consummated would purport to have, the effect of disqualifying any of the Nominees. To the extent that the Company proposes to put up for election more than three nominees at the 2016 Annual Meeting, the Wynnefield Group reserves the right to nominate an equal number of additional persons, which the Wynnefield Group believes would be an available remedy under Nevada law in response to any attempt by the Company to interfere with the voting rights of the Company’s stockholders. Additional nominations made pursuant to the foregoing are without prejudice to the position of the Wynnefield Group that any attempt to change the size of the Board or disqualify any of the Nominees or any substitute or additional alternate nominees through amendments to the Bylaws or otherwise would constitute unlawful manipulation of the Company’s corporate machinery. If the Wynnefield Group appoints an additional nominee, it will make a filing with the SEC that (1) identifies such additional nominee; (2) discloses that such additional nominee has consented to being named in this proxy statement, as supplemented, and to serve as a director of the Company, if elected; and (3) includes the information with respect to such additional nominee required to be disclosed under the SEC’s proxy rules, including, without limitation, the disclosure required by Items 5(b) and 7 of Schedule 14A. Only in such case will the shares of Common Stock represented by the enclosed GOLD proxy card be voted for any additional nominee.  The Wynnefield Group reserves the right to challenge any action by the Company that has, or if consummated would have, the effect of disqualifying any Nominee or substitute or additional nominee.

There is no assurance that any of the Company’s nominees will serve as directors if any of the Nominees are elected to the Board. In the event that the Wynnefield Group’s Nominees are elected and that one or more of the Company’s nominees declines to serve with such Nominees, the Bylaws of the Company provide that director vacancies may be filled by majority vote of the directors then in office.

Each of the Nominees has consented to being named as a Nominee in this proxy statement and to serve as a director of the Company, if elected. The Wynnefield Group does not expect that any of the Nominees will be unable to stand for election to the Board or to serve as a director if elected. In the event that a vacancy in the Wynnefield Group’s slate of nominees should occur because any Nominee is unable to serve or for good cause will not serve, the Wynnefield Group may appoint a substitute candidate that it selects and the shares of Common Stock represented by the enclosed GOLD proxy card will be voted for such substitute nominee. If the Wynnefield Group appoints a substitute nominee, the Wynnefield Group will make a filing with the SEC that (1) identifies such substitute nominee; (2) discloses that such substitute nominee has consented to being named in this proxy statement, as supplemented, and to serve as a director of the Company if elected; and (3) includes the information with respect to such substitute nominee required to be disclosed under the SEC’s proxy rules, without limitation, the disclosure required by Items 5(b) and 7 of Schedule 14A. In the event that the Company refuses to permit a substitute nominee as contemplated by this paragraph by reason of the Bylaws or otherwise, the Wynnefield Group reserves the right to challenge such Bylaws or the application of such Bylaws to such substitute nominee or take other action in an appropriate legal proceeding.

If elected, the Nominees, together with the other directors of the Company, will be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation to comply with his or her fiduciary duties under Nevada law. It is possible that circumstances may arise in which the interests of the Wynnefield Group, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In that case, the Wynnefield Group expects the Nominees to fully discharge their fiduciary obligations to the Company and its stockholders under Nevada law.

The Nominees have not and will not receive any compensation from the Wynnefield Group for their services as directors of the Company, if elected. Each of the Nominees, if elected, will be entitled to receive from the Company compensation paid by the Company to its non-employee directors. The compensation currently paid by the Company to its non-employee directors is described in the Company’s definitive proxy statement filed with the SEC for the 2016 Annual Meeting.

About the Wynnefield Group

This solicitation of proxies is made by the Wynnefield Group and the Nominees. The business address of the Wynnefield Group is 450 Seventh Avenue, Suite 509, New York, New York 10123.

The Wynnefield Group consists of Wynnefield Partners Small Cap Value, L.P., a Delaware limited partnership (“Wynnefield Partners”); Wynnefield Partners Small Cap Value, L.P. I, a Delaware limited partnership (“Wynnefield Partners I”); Wynnefield Small Cap Value Offshore Fund, Ltd., a private investment company organized under the laws of the Cayman Islands (“Wynnefield Offshore”); Wynnefield Capital Management, LLC, a New York limited liability company that is the general partner of Wynnefield Partners and Wynnefield Partners I (“WCM”); Wynnefield Capital, Inc., a Delaware corporation (“WCI”) that is the sole investment manager of Wynnefield Offshore; Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, an employee profit sharing plan governed by the laws of the State of Delaware (“Profit Sharing Plan”), Joshua H. Landes, as vice- president of WCI, co-managing member of WCM and co-trustee of the Profit Sharing Plan; and Nelson Obus, individually and as president of WCI, co-managing member of WCM and co-trustee of the Profit Sharing Plan.

Additional information concerning the Nominees and the Wynnefield Group is set forth below under the headings “Certain Information Concerning the Nominees” and “Miscellaneous Information Concerning the Participants”.

OTHER MATTERS TO BE CONSIDERED AT THE 2016 ANNUAL MEETING

According to the Company’s proxy statement, the Company is soliciting proxies with respect to three other proposals. Please refer to the Company’s proxy statement for a detailed discussion of these proposals, including various arguments in favor of or against such proposals. These proposals are outlined below.

While the Company’s proposals also appear on the Company’s white proxy card, you cannot vote for the Wynnefield Group’s Nominee on that proxy card and thus we request that you use the enclosed GOLD proxy card to vote on these matters. If you have signed the GOLD proxy card and no marking is made, you will be deemed to have given a direction to vote all of the shares of Common Stock represented by your GOLD proxy card “FOR” Proposal Numbers 2 and 4; and “AGAINST” Proposal Number 3.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to conduct an audit, in accordance with generally accepted auditing standards, of the Company’s financial statements for the fiscal year ending December 31, 2016. The Board is seeking stockholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

As disclosed in the Company’s proxy statement, the submission of this matter for ratification by stockholders is not legally required. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee of the Board will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF PricewaterhouseCoopers LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR ENDING DECEMBER 31, 2016 AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, the Company is asking stockholders to indicate their support for the compensation of the Company’s named executive officers.  This proposal, commonly known as a “Say-on-Pay” proposal, asks the Company’s stockholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” and “Executive Compensation” sections of the Company’s proxy statement.

According to the Company’s proxy statement, the stockholder vote on the Say-on-Pay Proposal is an advisory vote only, and it is not binding on the Company, the Board, or the Compensation Committee of the Board.

WE INTEND TO VOTE OUR SHARES “AGAINST” THIS SAY-ON-PAY PROPOSAL AND MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL.

PROPOSAL NO. 4

PROPOSAL TO ADOPT AN AMENDMENT TO THE BYLAWS TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

As discussed in further detail in the Company’s proxy statement, the Board is seeking stockholder approval to adopt an amendment to the Bylaws. The proposed amendment provides that, commencing with the 2017 Annual Meeting of Stockholders, in an uncontested election of directors, a candidate would be elected as a director only if the votes cast for the candidate exceed the votes cast against the candidate. Abstentions and broker non-votes would not be counted as votes cast and will have no effect on the outcome of the vote. Currently, the Bylaws provide that the election of directors requires the approval of a plurality of the votes cast. With plurality voting, the nominees for director who receive the largest number of shares voted FOR will be elected, irrespective of the number or percentage of votes cast.

The Wynnefield Group has previously publicly urged the immediate declassification of the Board.  We see no legitimate reason to prolong a classified structure that limits the rights of stockholders to annually evaluate and elect their directors. The Wynnefield Group believes that the Company is seeking to implement a majority voting standard in uncontested director elections in what the Wynnefield Group views as an attempt to address what we consider to be the Company’s poor governance structure and other stockholder unfriendly charter provisions. While the Company’s Board was willing to unilaterally adopt amendments to its Bylaws that the Wynnefield Group believes were unfriendly to the Company’s stockholders, the Board appears unwilling to unilaterally adopt an amendment to the Bylaws that the Wynnefield Group believes is friendly to the Company’s stockholders. The Wynnefield Group believes that if the Company’s Board was serious about improving the Company’s corporate governance practices, it would have similarly unilaterally adopted an amendment to the Bylaws to implement majority voting in its uncontested director elections without requiring a stockholder vote at the 2016 Annual Meeting.

Despite reservations over, in our view, the inadequacy of implementing a majority voting standard in light of what we consider to be the Company’s existing poor governance structure and other stockholder unfriendly charter provisions, we believe that the implementation of a majority voting standard is an important step in the right direction and will support the proposal to adopt an amendment to the Bylaws.  However, we urge the Board to revise its proxy materials to seek the immediate declassification of the Board starting at 2016 Annual Meeting.

WE RECOMMEND VOTING “FOR” THE AMENDMENT TO THE BYLAWS TO IMPLEMENT A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

ADDITIONAL MATTERS TO BE CONSIDERED AT THE 2016 ANNUAL MEETING

We are not aware of any other proposals to be brought before the 2016 Annual Meeting. Should any other proposals be brought before the 2016 Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

CERTAIN INFORMATION CONCERNING THE NOMINEES

None of the Nominees beneficially own any shares of Common Stock of the Company and there have been no purchases or sales of the Common Stock of the Company effected within the past two years by or on behalf of any of the Nominees.

There are no material legal proceedings in which any of the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such Nominees or associates have a material interest adverse to the Company or any of its subsidiaries. There are no family relationships among the Nominees or between any of the Nominees and any director or executive officer of the Company.

Except as disclosed in this proxy statement, none of the Nominees has been involved in any legal proceedings in the preceding ten years described in Item 401(f) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Regulation S-K”). Except as disclosed in this proxy statement, none of the Nominees has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past ten years. Except as disclosed in this proxy statement, there are no arrangements or understandings between any of the Nominees and any other party pursuant to which any such Nominee was or is to be selected as a director or nominee. Except as disclosed in this proxy statement, none of the Nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K.

Miscellaneous Information Concerning the Participants

 Except as disclosed in this proxy statement, neither any participant nor any of his respective associates or affiliates (together, the “Participant Affiliates”) (1) is either a party to any transaction or series of transactions since the beginning of the Company’s last fiscal year, or has knowledge of any currently proposed transaction or series of proposed transactions, (a) to which the Company or any of its subsidiaries was or is to be a participant; (b) in which the amount involved exceeds $120,000; and (c) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest; or (2) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter presently expected by the Wynnefield Group to be acted upon at the 2016 Annual Meeting. Furthermore, except as described in this proxy statement, no participant or Participant Affiliate (1) directly or indirectly beneficially owns any securities of the Company or any securities of any subsidiary of the Company, or (2) has had any relationship with the Company in any capacity other than as a stockholder.

Except as described in this proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this proxy statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since the beginning of the Company’s last fiscal year, with any person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, consents or authorizations.

The Wynnefield Group may be deemed to have an interest in the election of the Nominees directly or indirectly through the record or beneficial ownership of shares of Common Stock, if any. The Nominees may be deemed to have an interest in their election to the Board by virtue of the compensation and indemnification that they will, or will be entitled to, receive from the Company if elected as directors.

Except as described in this proxy statement, there are no arrangements, agreements or understandings between or among the participants or between or among participants and any other persons or entities in connection with the election of the Nominees, and none of the participants will receive additional compensation from the Wynnefield Group in connection with the election of the Nominees.

Except as described in this proxy statement, there are no material proceedings in which the Nominees or any of their respective associates is a party adverse to the Company or any of its subsidiaries, or material proceedings in which such Nominee or associate has a material interest adverse to the Company or any of its subsidiaries.

Except as described in this proxy statement, (1) no occupation or employment is or was carried on by any Nominee with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company; and (2) none of the Nominees has ever served on the Board.

During the Company’s last fiscal year, none of the participants was the beneficial owner of more than 10% of any class of equity securities of the Company.

 Except as described in this proxy statement, there are no relationships or dealings between the Nominees and the Company or any of its subsidiaries, affiliates, directors, officers or agents.

Additional information concerning the Wynnefield Group, including, but not limited to, beneficial ownership of and transactions in the Common Stock, is set forth in Appendices A and B hereto. Each of the individuals listed in Appendix A is a citizen of the United States. The information set forth in Appendices A and B hereto are hereby incorporated into and made a part of this proxy statement to the same extent as though fully set forth herein.

CErtain Information Regarding the Company

 Based on information publicly disclosed by the Company, the Company’s principal executive office is located at 2105 City West Blvd., Suite 500, Houston, Texas 77042.

 The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company with the SEC may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a website (www.sec.gov) where reports, proxy and information statements and other information regarding issuers and others that file electronically with the SEC may be obtained free of charge.

The Wynnefield Group has omitted from this proxy statement certain disclosures required by applicable law to be included in the Company’s proxy statement in reliance on Rule 14a-5(c) of the Exchange Act. Such disclosures include (1) interests of certain persons in matters to be acted upon, other than the Wynnefield Group and the Nominees; (2) voting securities and principal holders thereof, other than the Wynnefield Group and the Nominees; (3) information regarding directors and executive officers, other than the Nominees; and (4) compensation of directors and executive officers. The Wynnefield Group was not involved in the preparation of the Company’s proxy statement, and cannot reasonably confirm the accuracy or completeness of certain information contained in the Company’s proxy statement.

Except as otherwise stated in this proxy statement, the information in this proxy statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although the Wynnefield Group has no knowledge that would indicate that statements relating to the Company contained in this proxy statement that are made in reliance upon publicly available information are inaccurate or incomplete, to date (1) the Wynnefield Group has not had access to the books and records of the Company related to such information and statements; (2) was not involved in the preparation of such information; and (3) is not in a position to verify such information and statements. All information relating to any person other than the participants is based only on the knowledge of the Wynnefield Group.

SOLICITATION; EXPENSES

Proxies may be solicited by the Wynnefield Group and the Nominees by mail, advertisement, telephone, facsimile, personal solicitation, email and postings on the internet on the following website www. ●. Banks, brokerage houses, and other custodians, nominees and fiduciaries will be requested to forward the Wynnefield Group’s solicitation material to their customers for whom they hold shares, and the Wynnefield Group will reimburse them for their reasonable out-of-pocket expenses. Our proxy materials are available on the following website: www. ●. The Wynnefield Group and the Nominees do not plan to solicit proxies via internet chat rooms.

The Wynnefield Group has retained Morrow & Co. to assist in the solicitation of proxies and for related services. The Wynnefield Group has agreed to pay Morrow & Co. a fee not expected to exceed $● together with reimbursement for its reasonable out-of-pocket expenses. The Wynnefield Group has agreed to indemnify Morrow & Co. against certain liabilities and expenses, including certain liabilities under the federal securities laws. The SEC deems such indemnification to be against public policy. Approximately 25 employees of Morrow & Co. will be involved in the solicitation of proxies.

The entire expense of preparing, assembling, printing, and mailing this proxy statement and related materials and the cost of soliciting proxies will be borne by the Wynnefield Group.

Although no precise estimate can be made at the present time, the Wynnefield Group currently estimates that the total expenditures relating to the proxy solicitation incurred by us will be approximately $750,000 of which approximately $● has been incurred to date. The amount of total expenditures expected to be incurred by us may be higher or lower depending on the circumstances surrounding the proxy solicitation. The Wynnefield Group may seek reimbursement from the Company for those expenses incurred by us in connection with this proxy solicitation, if our Nominees are elected, but does not intend to submit the question of such reimbursement to a vote of the stockholders.

VOTING AND REVOCATION OF PROXIES

For the proxy solicited hereby to be voted, the enclosed GOLD proxy card must be signed, dated, and returned to the Wynnefield Group, c/o Morrow & Co., in the enclosed envelope in time to be voted at the 2016 Annual Meeting. If you wish to vote for our Nominees, you must submit the enclosed GOLD proxy card and must NOT submit the Company’s WHITE proxy card. If you have already returned the Company’s WHITE proxy card, you have the right to revoke it as to all matters covered thereby by signing, dating, and mailing the enclosed GOLD proxy card. If you later vote on the Company’s white proxy card (even if it is to withhold authority to vote for the Company’s nominees), you will revoke your previous vote for the Nominee. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE 2016 ANNUAL MEETING. WE URGE YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE COMPANY.

Withholding votes against the Company’s nominees on its WHITE proxy card does not count as a vote “FOR” the Wynnefield Group’s Nominees. YOU MUST SOLELY SIGN AND RETURN THE GOLD PROXY CARD so that you can also vote for Mr. Christodolou. Remember, you can vote for both of our Nominees, including Mr. Clarke who has also been nominated by the Company, only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card. DO NOT sign or return any WHITE proxy card or you will also be supporting Mr. Ermers who the Wynnefield Group believes is a less qualified candidate than Mr. Christodolou.

If your shares are held in the name of a brokerage firm, bank or nominee, only such brokerage firm, bank or nominee can vote such shares and only upon receipt of your specific instructions. Accordingly, please promptly contact the person responsible for your account at such institution and instruct that person to execute and return the enclosed GOLD proxy card on your behalf. You should also promptly sign, date, and mail the voting instruction form (or GOLD proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted. If any of your shares were held in the name of a brokerage firm, bank or nominee on the Record Date, you will need to give appropriate instructions to such institution if you want to revoke your proxy. IF YOU DO NOT GIVE INSTRUCTIONS TO YOUR BROKER, BANK OR OTHER NOMINEE, YOUR SHARES WILL NOT BE VOTED.

If your shares are held in the name of a brokerage firm, bank or other nominee, that bank, brokerage firm or nominee may allow you to deliver your voting instructions by telephone or over the Internet. Stockholders whose shares are held by a brokerage firm, bank or nominee should refer to the voting instruction card forwarded to them by that brokerage firm, bank or other nominee holding their shares.

Execution of a GOLD proxy card will not affect your right to attend the 2016 Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by: (i) filing with the Secretary of the Company a later-dated written revocation; (ii) submitting a duly executed proxy bearing a later date to the Wynnefield Group or to the Company; or (iii) attending and voting at the 2016 Annual Meeting in person. Attendance at the 2016 Annual Meeting will not in and of itself constitute a revocation.

Although a revocation will be effective only if delivered to the Company, the Wynnefield Group requests that either the original or a copy of all revocations be mailed to the Wynnefield Group, c/o Morrow & Co., so that the Wynnefield Group will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of the Nominees as directors have been received. The Wynnefield Group may contact stockholders who have revoked their proxies.

Shares of Common Stock represented by a valid and unrevoked GOLD proxy card will be voted as specified. Shares represented by a GOLD proxy card where no specification has been made will be voted FOR the Nominees.

Except as set forth in this proxy statement, the Wynnefield Group is not aware of any other matter to be considered at the 2016 Annual Meeting. The persons named as proxies on the enclosed GOLD proxy card will, however, have discretionary voting authority as such proxies regarding any other business that may properly come before the 2016 Annual Meeting. Except as set forth herein, the proxies may exercise discretionary authority only as to matters unknown to the Wynnefield Group a reasonable time before this proxy solicitation.

Only holders of record of Common Stock on the Record Date will be entitled to vote at the 2016 Annual Meeting. If you are a stockholder of record on the Record Date, you will retain the voting rights in connection with the 2016 Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the GOLD proxy card, even if you sell such shares after such date.

The Wynnefield Group believes that it is in your best interest to elect the Nominees as directors at the 2016 Annual Meeting. THE WYNNEFIELD GROUP STRONGLY RECOMMENDS A VOTE FOR THE NOMINEES.

ADDITIONAL INFORMATION

The Wynnefield Group has filed with the SEC statements on Schedule 13D and various amendments thereto which contain information in addition to that furnished herein. The Schedule 13D and any amendments thereto may be accessed free of charge at the website maintained by the SEC at www.sec.gov and from the Public Reference Room of the SEC located at 100 F Street N.E. Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act, stockholder proposals must be received by the Company no later than [●], 2016 to be considered for inclusion in the Company’s proxy statement relating to the 2017 Annual Meeting of Stockholders or, if the Company changes the date of the 2017 Annual Meeting by more than 30 days from the date of the 2016 Annual Meeting, then stockholder proposals must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2017 Annual Meeting of Stockholders.

In addition, pursuant to the Company’s Bylaws, stockholders may submit proposals to be presented at the 2017 Annual Meeting of Stockholders of the Company (whether or not to be included in the Company’s proxy statement) upon timely notice. A timely notice must be made in writing, contain the information required by the Bylaws and be received by the Secretary of the Company not earlier than the close of business on the 210th calendar day, nor later than the close of business on the 120th calendar day, immediately before the first anniversary of the date of the 2016 Annual Meeting of Stockholders. However, in the event that the date of the 2017 Annual Meeting is advanced more than 30 calendar days before, or delayed more than 30 calendar days after, such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th calendar day before such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Company.

Stockholder proposals must be mailed to Omega Protein Corporation, to the attention of the Corporate Secretary, 2105 City West Boulevard, Suite 500, Houston, Texas 77042.

The information set forth above regarding the procedures for submitting stockholder nominations and proposals for consideration at the 2017 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by us that such procedures are legal, valid or binding.

If you have any questions, require assistance in voting your enclosed GOLD proxy card, or need additional copies of the Wynnefield Group’s proxy materials, please call Morrow & Co. at the phone number listed below:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

Call (203)-658-9400 or call toll free at (800)-662-5200

E-Mail: ●

APPENDIX A

Beneficial Ownership of the Wynnefield Group

The following table sets forth for the Wynnefield Group and their affiliates the number of shares of the Company’s Common Stock, $0.01 par value per share (the “Shares”), directly beneficially owned by the members of the Wynnefield Group. None of the purchase price or market value of the Shares identified below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Number of Shares	Approximate Percentage of Outstanding Shares(1)
Wynnefield Partners	917,186	[●]%
Wynnefield Partners I	562,140	[●]%
Wynnefield Offshore	188,310	[●]%
Profit Sharing Plan	85,000	[●]%
Total		[●]%

* Less than one percent.

(1)	Based upon ● Shares outstanding as of ●, 2016 as set forth in the Company’s Preliminary Proxy Statement, filed with the SEC on ●, 2016.

APPENDIX B

Trading Activity of the Wynnefield Group

The following table contains a summary description of all purchases and sales of Shares, if any, effected within the past two years by or on behalf of the Wynnefield Group.

Name	Date	Transaction	Number of Shares	Price Per Share
Wynnefield Partners I	11/20/2014	Purchase	15,556	$10.64
Wynnefield Partners I	11/21/2014	Purchase	198	$10.65
Wynnefield Partners I	11/24/2014	Purchase	13,796	$10.59
Wynnefield Partners I	11/25/2014	Purchase	25,838	$10.33
Wynnefield Partners I	11/26/2014	Purchase	106,713	$10.15
Wynnefield Partners I	11/28/2014	Purchase	10,678	$10.15
Wynnefield Partners I	12/1/2014	Purchase	55,694	$9.99
Wynnefield Partners I	12/2/2014	Purchase	32,808	$9.80
Wynnefield Partners I	12/4/2014	Purchase	20,624	$9.46
Wynnefield Partners I	12/5/2014	Purchase	1,336	$9.37
Wynnefield Partners I	12/8/2014	Purchase	13,494	$9.35
Wynnefield Partners I	12/9/2014	Purchase	53,021	$9.18
Wynnefield Partners I	12/10/2014	Purchase	91,896	$9.30
Wynnefield Partners I	12/11/2014	Purchase	37,950	$9.49
Wynnefield Partners I	12/12/2014	Purchase	21,998	$9.24
Wynnefield Partners I	12/15/2014	Purchase	4,508	$9.04
Wynnefield Partners I	12/16/2014	Purchase	736	$9.01
Wynnefield Partners I	5/12/2015	Purchase	50,610	$11.48
Wynnefield Partners I	5/13/2015	Purchase	1,215	$11.60

Name	Date	Transaction	Number of Shares	Price Per Share
Wynnefield Partners I	5/15/2015	Purchase	12,744	$11.60
Wynnefield Partners I	5/18/2015	Purchase	37,907	$11.63
Wynnefield Partners I	5/20/2015	Purchase	3,894	$13.19
Wynnefield Partners I	5/21/2015	Purchase	17,851	$13.05
Wynnefield Partners I	5/22/2015	Purchase	17,851	$13.16
Wynnefield Partners I	5/26/2015	Purchase	5,309	$12.96
Wynnefield Partners I	5/27/2015	Purchase	1,602	$13.58
Wynnefield Partners I	5/28/2015	Purchase	8,012	$13.59
Wynnefield Partners I	6/1/2015	Purchase	10,116	$13.55
Wynnefield Partners I	6/4/2015	Purchase	5,062	$13.18
Wynnefield Partners I	6/10/2015	Purchase	20,252	$13.24
Wynnefield Partners I	6/15/2015	Purchase	3,705	$13.13
Wynnefield Partners I	6/29/2015	Purchase	5,065	$13.60
Wynnefield Partners I	7/1/2015	Purchase	1,217	$13.50
Wynnefield Partners I	7/2/2015	Purchase	6,094	$13.48
Wynnefield Partners I	7/6/2015	Purchase	10,183	$13.30
Wynnefield Partners I	7/7/2015	Purchase	4,144	$13.15
Wynnefield Partners I	7/21/2015	Purchase	17,893	$13.27
Wynnefield Partners I	7/27/2015	Purchase	5,949	$13.32
Wynnefield Partners I	7/28/2015	Purchase	2,706	$13.31
Wynnefield Partners I	7/29/2015	Purchase	18,724	$13.85
Wynnefield Partners I	7/30/2015	Purchase	13,370	$13.91
Wynnefield Partners I	7/31/2015	Purchase	56	$13.99
Wynnefield Partners I	8/3/2015	Purchase	19,066	$14.16
Wynnefield Partners I	8/4/2015	Purchase	15,918	$14.43

Name	Date	Transaction	Number of Shares	Price Per Share
Wynnefield Partners I	8/5/2015	Purchase	5,183	$14.43
Wynnefield Partners I	8/6/2015	Purchase	11,276	$14.35
Wynnefield Partners I	9/9/2015	Purchase	670	$15.53
Wynnefield Partners I	9/14/2015	Purchase	4,912	$15.53
Wynnefield Partners I	9/25/2015	Purchase	5,581	$15.98
Wynnefield Partners I	9/28/2015	Purchase	14,242	$15.97
Wynnefield Partners I	11/23/2015	Sale	15,754	$24.99
Wynnefield Partners I	11/30/2015	Sale	34,498	$24.85
Wynnefield Partners I	12/1/2015	Sale	164	$24.55
Wynnefield Partners I	3/28/2016	Purchase	83,045	$16.88
Wynnefield Partners I	3/30/2016	Purchase	14,449	$16.65
Wynnefield Partners I	4/22/2016	Purchase	4,885	$18.23
Wynnefield Partners	11/20/2014	Purchase	9,907	$10.64
Wynnefield Partners	11/21/2014	Purchase	121	$10.65
Wynnefield Partners	11/24/2014	Purchase	8,417	$10.59
Wynnefield Partners	11/25/2014	Purchase	15,764	$10.33
Wynnefield Partners	11/26/2014	Purchase	65,107	$10.15
Wynnefield Partners	11/28/2014	Purchase	6,517	$10.15
Wynnefield Partners	12/1/2014	Purchase	33,979	$9.99
Wynnefield Partners	12/2/2014	Purchase	20,015	$9.80
Wynnefield Partners	12/4/2014	Purchase	12,580	$9.46
Wynnefield Partners	12/5/2014	Purchase	815	$9.37
Wynnefield Partners	12/8/2014	Purchase	8,233	$9.35
Wynnefield Partners	12/9/2014	Purchase	32,345	$9.18
Wynnefield Partners	12/10/2014	Purchase	56,090	$9.30

Name	Date	Transaction	Number of Shares	Price Per Share
Wynnefield Partners	12/11/2014	Purchase	23,158	$9.49
Wynnefield Partners	12/12/2014	Purchase	13,421	$9.24
Wynnefield Partners	12/15/2014	Purchase	2,749	$9.04
Wynnefield Partners	12/16/2014	Purchase	449	$9.01
Wynnefield Partners	5/12/2015	Purchase	30,370	$11.48
Wynnefield Partners	5/13/2015	Purchase	729	$11.60
Wynnefield Partners	5/15/2015	Purchase	7,650	$11.60
Wynnefield Partners	5/18/2015	Purchase	22,762	$11.63
Wynnefield Partners	5/20/2015	Purchase	2,339	$13.19
Wynnefield Partners	5/21/2015	Purchase	10,724	$13.05
Wynnefield Partners	5/22/2015	Purchase	10,724	$13.16
Wynnefield Partners	5/26/2015	Purchase	3,188	$12.96
Wynnefield Partners	5/27/2015	Purchase	962	$13.58
Wynnefield Partners	5/28/2015	Purchase	4,809	$13.59
Wynnefield Partners	6/1/2015	Purchase	6,070	$13.55
Wynnefield Partners	6/4/2015	Purchase	3,032	$13.18
Wynnefield Partners	6/10/2015	Purchase	12,112	$13.24
Wynnefield Partners	6/15/2015	Purchase	2,216	$13.13
Wynnefield Partners	6/29/2015	Purchase	3,032	$13.60
Wynnefield Partners	7/1/2015	Purchase	728	$13.50
Wynnefield Partners	7/2/2015	Purchase	3,792	$13.48
Wynnefield Partners	7/6/2015	Purchase	6,332	$13.30
Wynnefield Partners	7/7/2015	Purchase	2,577	$13.15
Wynnefield Partners	7/21/2015	Purchase	11,161	$13.27
Wynnefield Partners	7/27/2015	Purchase	3,708	$13.32

Name	Date	Transaction	Number of Shares	Price Per Share
Wynnefield Partners	7/28/2015	Purchase	1,687	$13.31
Wynnefield Partners	7/29/2015	Purchase	11,672	$13.85
Wynnefield Partners	7/30/2015	Purchase	8,334	$13.91
Wynnefield Partners	7/31/2015	Purchase	35	$13.99
Wynnefield Partners	8/3/2015	Purchase	11,885	$14.16
Wynnefield Partners	8/4/2015	Purchase	9,923	$14.43
Wynnefield Partners	8/5/2015	Purchase	3,231	$14.43
Wynnefield Partners	8/6/2015	Purchase	7,029	$14.35
Wynnefield Partners	9/9/2015	Purchase	416	$15.53
Wynnefield Partners	9/14/2015	Purchase	3,049	$15.53
Wynnefield Partners	9/25/2015	Purchase	3,464	$15.98
Wynnefield Partners	9/28/2015	Purchase	8,841	$15.97
Wynnefield Partners	11/23/2015	Sale	10,028	$24.99
Wynnefield Partners	11/30/2015	Sale	21,324	$24.84
Wynnefield Partners	12/1/2015	Sale	101	$24.55
Wynnefield Partners	3/28/2016	Purchase	53,023	$16.88
Wynnefield Partners	3/30/2016	Purchase	9,204	$16.65
Wynnefield Partners	4/22/2016	Purchase	3,116	$18.23
Wynnefield Offshore	11/20/2014	Purchase	5,988	$10.64
Wynnefield Offshore	11/21/2014	Purchase	81	$10.65
Wynnefield Offshore	11/24/2014	Purchase	5,686	$10.59
Wynnefield Offshore	11/25/2014	Purchase	10,648	$10.33
Wynnefield Offshore	11/26/2014	Purchase	43,980	$10.15
Wynnefield Offshore	11/28/2014	Purchase	4,379	$10.15
Wynnefield Offshore	12/1/2014	Purchase	22,953	$9.99

Name	Date	Transaction	Number of Shares	Price Per Share
Wynnefield Offshore	12/2/2014	Purchase	13,495	$9.80
Wynnefield Offshore	12/4/2014	Purchase	8,478	$9.46
Wynnefield Offshore	12/5/2014	Purchase	550	$9.37
Wynnefield Offshore	12/8/2014	Purchase	5,572	$9.35
Wynnefield Offshore	12/9/2014	Purchase	21,878	$9.18
Wynnefield Offshore	12/10/2014	Purchase	37,926	$9.30
Wynnefield Offshore	12/11/2014	Purchase	15,651	$9.49
Wynnefield Offshore	12/12/2014	Purchase	9,066	$9.24
Wynnefield Offshore	12/15/2014	Purchase	1,855	$9.04
Wynnefield Offshore	12/16/2014	Purchase	303	$9.01
Wynnefield Offshore	3/12/2015	Sale	100,000	$13.01
Wynnefield Offshore	5/12/2015	Purchase	19,020	$11.48
Wynnefield Offshore	5/13/2015	Purchase	456	$11.60
Wynnefield Offshore	5/15/2015	Purchase	4,796	$11.60
Wynnefield Offshore	5/18/2015	Purchase	14,306	$11.63
Wynnefield Offshore	5/20/2015	Purchase	1,467	$13.19
Wynnefield Offshore	5/21/2015	Purchase	6,725	$13.05
Wynnefield Offshore	5/22/2015	Purchase	6,725	$13.16
Wynnefield Offshore	5/26/2015	Purchase	1,999	$12.96
Wynnefield Offshore	5/27/2015	Purchase	602	$13.58
Wynnefield Offshore	5/28/2015	Purchase	3,013	$13.59
Wynnefield Offshore	6/1/2015	Purchase	3,814	$13.55
Wynnefield Offshore	6/4/2015	Purchase	1,906	$13.18
Wynnefield Offshore	6/10/2015	Purchase	7,636	$13.24
Wynnefield Offshore	6/15/2015	Purchase	1,398	$13.13

Name	Date	Transaction	Number of Shares	Price Per Share
Wynnefield Offshore	6/29/2015	Purchase	1,903	$13.60
Wynnefield Offshore	7/1/2015	Purchase	455	$13.50
Wynnefield Offshore	7/2/2015	Purchase	2,320	$13.48
Wynnefield Offshore	7/6/2015	Purchase	3,879	$13.30
Wynnefield Offshore	7/7/2015	Purchase	1,579	$13.15
Wynnefield Offshore	7/21/2015	Purchase	6,846	$13.27
Wynnefield Offshore	7/27/2015	Purchase	1,018	$13.32
Wynnefield Offshore	7/28/2015	Purchase	462	$13.31
Wynnefield Offshore	7/29/2015	Purchase	3,204	$13.85
Wynnefield Offshore	7/30/2015	Purchase	2,286	$13.91
Wynnefield Offshore	7/31/2015	Purchase	9	$13.99
Wynnefield Offshore	8/3/2015	Purchase	3,260	$14.16
Wynnefield Offshore	8/4/2015	Purchase	2,716	$14.43
Wynnefield Offshore	8/5/2015	Purchase	886	$14.43
Wynnefield Offshore	8/6/2015	Purchase	1,927	$14.35
Wynnefield Offshore	9/9/2015	Purchase	114	$15.53
Wynnefield Offshore	9/14/2015	Purchase	839	$15.53
Wynnefield Offshore	9/25/2015	Purchase	955	$15.98
Wynnefield Offshore	9/28/2015	Purchase	2,434	$15.97
Wynnefield Offshore	11/23/2015	Sale	62,468	$24.99
Wynnefield Offshore	11/30/2015	Sale	5,928	$24.85
Wynnefield Offshore	12/1/2015	Sale	63	$24.55
Wynnefield Offshore	12/23/2015	Sale	47,095	$23.14
Wynnefield Offshore	3/3/2016	Sale	15,443	$25.14
Wynnefield Offshore	3/10/2016	Purchase	58,000	$16.64

Name	Date	Transaction	Number of Shares	Price Per Share
Wynnefield Offshore	3/28/2016	Purchase	33,932	$16.88
Wynnefield Offshore	3/30/2016	Purchase	5,932	$16.65
Wynnefield Offshore	4/22/2016	Purchase	1,999	$18.23
Profit Sharing Plan	2/20/2015	Purchase	10,000	$11.03
Profit Sharing Plan	5/19/2015	Purchase	20,000	$12.54
Profit Sharing Plan	5/26/2015	Purchase	10,000	$12.96
Profit Sharing Plan	6/4/2015	Purchase	20,000	$13.18
Profit Sharing Plan	7/28/2015	Purchase	15,000	$13.31
Profit Sharing Plan	3/10/2016	Purchase	10,000	$16.64

APPENDIX C

Nominees’ Business Addresses

Michael N. Christodolou

PO Box 1450
Wilson, WY 83014-1450
(US Mail only)

David H. Clarke

14179 Laurel Trail
Wellington, FL 33414

PRELIMINARY COPY - SUBJECT TO COMPLETION

CONTROL NUMBER:

GOLD PROXY CARD

OMEGA PROTEIN CORPORATION

2016 Annual Meeting OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF WYNNEFIELD PARTNERS SMALL CAP
VALUE, L.P. AND ITS AFFILIATES (COLLECTIVELY, THE “WYNNEFIELD GROUP”)

THE BOARD OF DIRECTORS OF OMEGA PROTEIN CORPORATION IS NOT SOLICITING THIS PROXY

PROXY

The undersigned appoints Nelson Obus and Stephen Zelkowicz, and each of them, attorneys and agents with full power of substitution to vote all shares of Common Stock of Omega Protein Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders of the Company scheduled to be held at ●, on ●, ●, 2016 at ● local time, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “2016 Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of Common Stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the 2016 Annual Meeting that are unknown to the Wynnefield Group a reasonable time before this solicitation. The Wynnefield Group intends to vote your shares in their discretion on matters not described in this proxy statement that the Wynnefield Group does not know within a reasonable time before this solicitation, which are to be presented at the 2016 Annual Meeting, and that properly come before the 2016 Annual Meeting, or any adjournment or postponement thereof.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE FOUR PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED (1) “FOR” the election of the Nominees, Michael N. Christodolou and David H. Clarke; (2) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016; (3) “AGAINST” an advisory vote on executive compensation; AND (4) “FOR” THE RATIFICATION OF an amendment to the Amended and Restated Bylaws of the Company to implement a majority voting standard in uncontested director elections

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting. This Proxy will only be valid in connection with the Wynnefield Group’s solicitation of proxies for the 2016 Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark vote as in this example	☐

THE WYNNEFIELD GROUP RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1 AND “FOR” PROPOSAL 4.  THE WYNNEFIELD GROUP MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSALS 2 AND 3.

Proposal 1.	The electION OF Michael N. Christodolou and David H. Clarke, AND THE COMPANY’S CANDIDATES, OTHER THAN GARY J. ERMERS, to serve as Class III directors of the Company until the 2019 annual meeting of stockholders of the Company and until their respective successors have been duly elected and qualified.

FOR ALL NOMINEES ☐	FOR ALL NOMINEES EXCEPT NOMINEE WRITTEN BELOW ☐

The Company’s proxy statement has also identified Mr. Clarke as one of the Company’s nominees for election to the Board at the 2016 Annual Meeting. The Wynnefield Group intends to use this proxy to vote (i) FOR Messrs. Christodolou and Clarke, and (ii) FOR the candidates who have been nominated by the Company to serve as directors, other than Mr. Gary J. Ermers who has also been nominated by the Company to serve as a director. The names, background and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company’s proxy statement. The Wynnefield Group is NOT seeking authority to vote and WILL NOT exercise any such authority to vote for Mr. Ermers. There is no assurance that any of the Company’s nominees, other than Mr. Clarke, will serve as directors if Mr. Christodolou is elected to the Board.

NOTE: If you do not wish for your shares to be voted “FOR” a particular Wynnefield Group Nominee, mark the “FOR ALL NOMINEES EXCEPT NOMINEE WRITTEN BELOW” box and write the name of the nominee you do not support on the line below such box. Your shares will be voted for the remaining Wynnefield Group Nominee. You may also withhold authority to vote for one or more Company nominees by writing the name(s) of the Company nominee(s) in the space provided below:

Proposal 2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2016.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 3.	Advisory approval of the Company’s Executive Compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 4.         Adoption of an amendment to the Amended and Restated Bylaws of the Company to implement a majority voting standard in uncontested director elections.

☐ FOR	☐ AGAINST	☐ ABSTAIN

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
MARK HERE IF AN ADDRESS CHANGE HAS BEEN NOTED ON THE REVERSE SIDE OF THIS CARD	☐
Please be sure to sign and date this Proxy.

SIGNATURE(S) OF STOCKHOLDER(S) DATE

TITLE, IF ANY

SIGNATURE (IF HELD JOINTLY):

When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.